Exhibit 5.1

One Biscayne Tower 2 South Biscayne Blvd. 21st Floor Miami, FL 33131 Telephone: 305.373.9400 Facsimile: 305.373.9443 www.broadandcassel.com

June 27, 2013

MedWorth Acquisition Corp.

999 Brickell Avenue

Suite 800

Miami, Florida 33131

Re:	MedWorth Acquisition Corp. (the “Company”)

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MedWorth Acquisition Corp., a Delaware corporation (the "Company"), in connection with the proposed issuance of up to 690,000 shares (the “Shares”) (including up to 90,000 shares subject to the underwriter's over-allotment option) of the Company’s common stock, par value $0.001 per share (the "Common Stock"), as described in the Company's Registration Statement on Form S-1 filed under Rule 462(b) (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement incorporates by reference the contents of the Company's Registration Statement on Form S-1 (File No. 333-188706), which was declared effective by the Commission on June 26, 2013 (the "Original Registration Statement").

We have examined originals or copies, certified or otherwise identified to our satisfaction of the following documents (together, the “Documents”): (i) the Registration Statement; (ii) the Company’s certificate of incorporation; (iii) the Company’s bylaws; and (iv) copies of minutes of meetings of the Board of Directors of the Company held on March 29, 2013 and June 26, 2013. We have also examined such corporate documents and records of the Company and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of Delaware, made in any of the Documents is true, accurate and complete.

Boca Raton  •  Ft. Lauderdale  •  Miami  •  Orlando  •  Tallahassee  •  Tampa  •  West Palm Beach

MedWorth Acquisition Corp.

June 27, 2013

Based upon and subject to the foregoing, it is our opinion that, when the Shares have been delivered to and paid for by the underwriter in the circumstances contemplated by the form of underwriting agreement filed as an exhibit to the Original Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

We qualify our opinion to the extent that we express no opinion as to any law other than Delaware law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Delaware. This opinion is limited to Delaware law and speaks only as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the headings “Legal Matters” in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Broad and Cassel

BROAD AND CASSEL

Boca Raton  •  Ft. Lauderdale  •  Miami  •  Orlando  •  Tallahassee  •  Tampa  •  West Palm Beach